Exhibit 20.1

ACKNOWLEDGMENT OF PROPOSED GENERAL SPECIAL SERVICER

October 8, 2013

U.S. Bank National Association

190 South LaSalle Street, 7th Floor

Chicago, Illinois 60603

Attention: CGCMT 2012-GC8

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, New York 10013

Attention: Global Transaction Services - CGCMT 2012-GC8

Re:	Citigroup Commercial Mortgage Trust, Commercial Mortgage Pass-Through
Certificates, Series 2012-GC8; (Appointment of General Special Servicer)

Ladies & Gentlemen:

Pursuant to Section 6.08 of the Pooling and Servicing Agreement dated as of September 1, 2012 relating to Citigroup Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2012-GC8 (the “Agreement”), the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as General Special Servicer under, and as defined in, the Agreement. The undersigned hereby acknowledges that, as of the date hereof (the “Effective Date”), it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of General Special Servicer. The undersigned hereby makes, as of the Effective Date, the representations and warranties set forth in Section 2.06(a) of the Agreement as if it were the General Special Servicer hereunder, except that it is a Delaware limited liability company.

[signature appears on following page]

CWCAPITAL ASSET MANAGEMENT LLC

By:	/s/ Brian Hanson
Name: Brian Hanson
Title: Managing Director